Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
Deborah.Hileman@emsc.net

American Medical Response Provides Largest

EMS Deployment in U.S. History

(Greenwood Village, Colo.) October 2, 2008 —American Medical Response (AMR), a subsidiary of Emergency Medical Services Corporation (NYSE: EMS) (“EMSC”), is completing an historic deployment to provide patient evacuations and disaster relief efforts in three Gulf Coast states for Hurricanes Gustav and Ike. Under AMR’s national contract with FEMA, AMR and its subcontracted network providers sent an unprecedented number of ground and air ambulances and patient transport vehicles to assist hurricane victims. The combined deployments, comprising resources from AMR, Air Ambulance Specialists, Inc. (a subsidiary of AMR) and dozens of subcontracted ambulance and transportation providers sent more than 600 ground ambulances, 50 air ambulances (fixed-wing and rotor) and over 1,000 paramedics and EMTs to aid hurricane victims.

William A. Sanger, EMSC Chairman and CEO, said, “Within hours of being called upon by FEMA, employees from across the nation were on site and enroute, leaving family and loved ones behind so they could provide medical care and evacuation for patients and communities in need. This unprecedented response speaks volumes about our caregivers and our ability to respond to communities across the country whenever and wherever we are needed.”

Steve Delahousey, AMR Vice President for Emergency Preparedness, said, “Our deployments for these back-to-back natural disasters has established a new benchmark in EMS disaster response. AMR, along with its network of disaster response partners, provided care and transport to thousands of patients in the hurricane ravaged areas of the Gulf Coast, both before the storms made landfall, and in the weeks afterward.”

After nearly four weeks on duty, hundreds of AMR and network provider paramedics, EMTs and support staff began to wind down emergency operations late last week and return home.

Background

Following the catastrophic 2005 hurricane season, FEMA sought to implement a plan to establish a comprehensive emergency medical service (EMS) response to federally declared disasters. In 2007, the agency awarded AMR with a national contract to provide a full array of ground and air ambulance service along with wheelchair transport vehicles to supplement federal and military responses to disasters, acts of terrorism and other public health emergencies. The contract is the first of its kind and covers the 21 states along the Gulf and Atlantic coasts and can be expanded by FEMA to the 48 contiguous states if necessary. AMR established a network of subcontractors, including private, public and volunteer EMS agencies, to form the disaster response team. Since the contract was awarded to AMR in 2007, the company has built a disaster response infrastructure that stands ready to respond to a disaster. Now in its second year of a national agreement with FEMA, AMR has responded to three FEMA requests in connection with natural disasters.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2007, EMSC provided services to 10.6 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

About American Medical Response

American Medical Response Inc. (www.amr.net), America’s leading provider of medical transportation, is locally operated in 40 states and the District of Columbia. AMR’s 18,500 paramedics, EMTs and other professionals transport more than four million patients nationwide each year in critical, emergency and non-emergency situations. Operating a fleet of approximately 4,500 vehicles, AMR, a subsidiary of Emergency Medical Services Corporation, is headquartered in Greenwood Village, CO.

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